UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
___________________________
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☐	Soliciting Material Pursuant to §240.14a‑11(c) or §240.14a‑2
Zscaler, Inc.
(Name of Registrant as Specified In Its Charter)
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ZSCALER, INC.
Dear Stockholder:
I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Zscaler, Inc. (“Zscaler” or the “Company”), to be held on Friday, January 10, 2020 at 2:00 p.m. Pacific Time. The Annual Meeting will be conducted virtually via live webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ZS2019 (please have your notice or proxy card in hand when you visit the website).
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the virtual Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.
On behalf of the Board of Directors, I would like to express our appreciation for your support of and interest in Zscaler.
Sincerely,
Jay Chaudhry
President, Chief Executive Officer and
Chairman of the Board

ZSCALER, INC.
110 Rose Orchard Way
San Jose, California 95134
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	January 10, 2020 at 2:00 p.m. Pacific Time
Place
The Annual Meeting will be a completely virtual meeting of stockholders, to be conducted via live audio webcast. You will be able to attend the virtual Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ZS2019.

Items of Business
•
To elect three Class II directors from the nominees described in this Proxy Statement to hold office until the 2022 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal.
•    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2020.
•    To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.
•    To transact other business that may properly come before the Annual Meeting.

Record Date	November 15, 2019 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the virtual Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.
Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be Held on January 10, 2020. Our proxy materials, including the Proxy Statement and Annual Report to Stockholders, are being made available on or about November 27, 2019 at the following website: http://www.proxyvote.com, as well as on our website at http://ir.zscaler.com in the SEC Filings section of our Investors webpage. We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.

By Order of the Board of Directors,

Robert Schlossman
Chief Legal Officer and Secretary
San Jose, CA
November 27, 2019
Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about November 27, 2019.

-i-

Section 16(a) Beneficial Ownership Reporting Compliance	65
Fiscal Year 2019 Annual Report and SEC Filings	65
Company Website	65
PROPOSALS OF STOCKHOLDERS FOR FISCAL 2020 ANNUAL MEETING	66

ZSCALER, INC.
PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 2:00 p.m. Pacific Time on January 10, 2020
This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on January 10, 2020 at 2:00 p.m. Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/ZS2019. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about November 27, 2019 to all stockholders entitled to vote at the Annual Meeting. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.
Why am I receiving these materials?
Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at Zscaler’s virtual Annual Meeting, which will take place on January 10, 2020. Stockholders are invited to attend the virtual Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2019 (the “Annual Report”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2019. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and the Annual Report are available at http://www.proxyvote.com.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of three Class II directors to hold office until the 2022 annual meeting of stockholders or until their successors are elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2020;

•	a proposal to approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.
At the time this Proxy Statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the notice accompanying this Proxy Statement.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	FOR the election of each of the three director nominees nominated by our board of directors and named in this proxy statement as Class II directors to serve for a three-year term;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2020; and

•	“ONE YEAR” as the preferred frequency for future advisory non-binding votes to approve the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on November 15, 2019, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 127,939,822 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors. The shares you are entitled to vote include shares that are (1) held of record directly in your name and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.
Do I have to do anything in advance if I plan to attend the Annual Meeting?
The Annual Meeting will be a completely virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the annual meeting only if you were a holder of our common stock as of the close of business on November 15, 2019 or if you hold a valid proxy for the Annual Meeting.
You will be able to attend the virtual Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ZS2019. You also will be able to vote your shares electronically at the Annual Meeting.
To participate in the virtual Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 2:00 p.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 1:45 p.m. Pacific Time, and you should allow ample time for the check-in procedures.
How can I get help if I have trouble checking in or listening to the meeting online?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•
You may vote via the Internet. To vote via the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on January 9, 2020 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.

•
You may vote by telephone. To vote by telephone, dial toll-free 1-800-690-6903 in the United States and Canada or 1-800-454-8683 from countries outside the United States and Canada and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on January 9, 2020 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

•
You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope to be provided so that it is received no later than January 9, 2020. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

•	You may vote at the Annual Meeting. To vote at the meeting, following the instructions at www.virtualshareholdermeeting.com/ZS2019 (have your Notice or proxy card in hand when you visit the website).
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at Zscaler, Inc., 110 Rose Orchard Way, San Jose, California 95134, by 11:59 p.m. Eastern Time on January 9, 2020; or

•	following the instructions at www.virtualshareholdermeeting.com/ZS2019.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given; however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class II directors to serve for a three-year term (Proposal No. 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2020 (Proposal No. 2);

•	FOR “ONE YEAR” as the preferred frequency for future advisory non-binding votes to approve the compensation of our named executive officers (Proposal No. 3); and

•	in the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2020. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). Abstentions will have no impact on the outcome of Proposals No. 1 and No. 3 as long as a quorum exists.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As noted above, as of the Record Date, there were a total of 127,939,822 shares of common stock outstanding, which means that 63,969,912 shares of common stock must be represented at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How many votes are needed for approval of each proposal?

•
Proposal No. 1: The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Plurality means that the three nominees who receive the most FOR votes will be elected. You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. A vote withheld with respect to the election of any or all nominees will be counted for purposes of determining whether there is a quorum, but, with respect to any specific nominee, will not be considered to have been voted for such nominee and will have no effect on the outcome.

•
Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

•
Proposal No. 3: The approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers. The frequency receiving the highest number of votes from holders of shares present in person or by proxy at the Annual Meeting and entitled to vote thereon will be considered the frequency preferred by the stockholders. You may vote for the frequency of future advisory votes on executive compensation to be “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or you may “ABSTAIN” with respect to this proposal. Abstentions and broker non-votes will have no effect on the outcome. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. However, our board of directors values stockholders’ opinions, and our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
What does it mean if I received more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Zscaler or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials (and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our annual report to stockholders and this proxy statement) to multiple stockholders who share the same address (if they appear to be members of the same family), unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents.

To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:
Zscaler, Inc.
Attention: Secretary
110 Rose Orchard Way
San Jose, California 95134
(408) 533-0288
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our fiscal 2020 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than July 30, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Zscaler, Inc.
Attention: Secretary
110 Rose Orchard Way
San Jose, California 95134
(408) 533-0288
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our fiscal 2020 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than September 13, 2020; and

•	not later than October 13, 2020.
In the event that we hold our fiscal 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the fiscal 2020 annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently comprised of seven members. Five of our seven directors are independent within the meaning of the independent director requirements of the Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Andrew Brown, Scott Darling and David Schneider as Class II directors at the Annual Meeting. If elected, Messrs. Brown, Darling and Schneider will each hold office for a three-year term until the 2022 annual meeting of stockholders or until their successors are elected and qualified. Nehal Raj, who is currently serving as one of our Class II directors, is not a nominee for election at the Annual Meeting, and his term as a director will end at the Annual Meeting. We thank Mr. Raj for his many years of service to the Company and our board of directors.
The following table sets forth the names, ages as of October 31, 2019 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting), for the director nominee and for each of the continuing and non-continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Andrew Brown (1)(2)	II	56	Director	2015	2019	2022
Scott Darling (3)	II	63	Director	2016	2019	2022
David Schneider	II	51	Director	—	—	2022
Continuing Directors
Jay Chaudhry	III	61	President, Chief Executive Officer and Chairman of the Board	2007	2020	—
Amit Sinha, Ph.D.	III	43	President of Research and Development, Operations and Customer Service, Chief Technology Officer and Director	2017	2020	—
Karen Blasing (1)(2)	I	63	Director	2017	2021	—
Charles Giancarlo (2)(3)	I	61	Director	2016	2021	—
Non-Continuing Director
Nehal Raj (1)(3)	II	41	Director	2015	2019	—

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of our nominating and corporate governance committee

Nominees for Director
Andrew Brown has served as a member of our board of directors since October 2015. Mr. Brown has served as chief executive officer of Sand Hill East LLC, a strategic management, investment and marketing services firm, since February 2014. Since 2006, he has also been the chief executive officer and co-owner of Biz Tectonics LLC, a privately held consulting company. From September 2010 to October 2013, Mr. Brown served as group chief technology officer of UBS Securities LLC, an investment bank. From 2008 to 2010, he served as head of strategy, architecture and optimization at Bank of America Merrill Lynch, the corporate and investment banking division of Bank of America. From 2006 to 2008, Mr. Brown served as chief technology officer of infrastructure at Credit Suisse Securities (USA) LLC, an investment bank. He currently sits on the board of directors of Guidewire Software, Inc., a provider of software products for property and casualty insurers, where he serves as a member of the compensation committee, and Pure Storage, Inc., or Pure Storage, an enterprise level data storage company. Mr. Brown holds a B.S. (Honors) in chemical physics from University College London. We believe Mr. Brown is qualified to serve as a member of our board of directors based on his extensive experience as chief technology officer of multiple Fortune 500 companies, as well as his service on the board of directors of other publicly held companies.
Scott Darling has served as a member of our board of directors since November 2016. Mr. Darling has served as president of Dell Technologies Capital, the corporate development and venture capital arm of Dell Technologies Inc., since September 2016. Prior to joining Dell Technologies upon its acquisition of EMC Corp., Mr. Darling was president of EMC Corporate Development and Ventures from March 2012 to September 2016, and in such role he was responsible for EMC’s business development and venture capital investment activity. Prior to joining EMC, Mr. Darling was a general partner at Frazier Technology Ventures II, L.P., which he joined in 2007, and was vice president and managing director at Intel Capital Corp., the venture capital arm of Intel Corporation, from 2000 to 2007. Mr. Darling previously served on the board of directors of DocuSign Inc., a provider of electronic signature technology and digital transaction management services. Mr. Darling holds a B.A. in economics from the University of California at Santa Cruz and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Darling is qualified to serve as a member of our board of directors based on his experience as a director of and as an investor in multiple technology companies.
David Schneider has served as president, global customer operations of ServiceNow, Inc., a cloud computing company, since January 2019. He previously served as ServiceNow’s chief revenue officer from June 2014 to January 2019 and as senior vice president of worldwide sales and services from June 2011 to May 2014. From July 2009 to March 2011, Mr. Schneider served as senior vice president of worldwide sales of the backup recovery systems division of EMC Corporation, a computer storage company acquired by Dell Technologies Inc. From January 2004 to July 2009, Mr. Schneider held senior positions at Data Domain, Inc., a data archiving and deduplication company acquired by EMC, most recently as Senior Vice President of Worldwide Sales. Mr. Schneider holds a B.A. in political science from the University of California, Irvine. Mr. Schneider was selected to serve on our board of directors because of his knowledge and experience in operations and management at various technology companies.
Continuing Directors
Jagtar S. (Jay) Chaudhry is our co-founder and has served as our president, chief executive officer and as chairman of our board of directors since September 2007. Mr. Chaudhry holds an M.B.A. and an M.S. in electrical engineering and industrial engineering from the University of Cincinnati and a B. Tech in electronics engineering from the Indian Institute of Technology (Banaras Hindu University) Varanasi. We believe Mr. Chaudhry is qualified to serve as a member of our board of directors because he is a security industry pioneer and an accomplished entrepreneur, having founded and built several companies, and based on the perspective, operational insight and expertise he has accumulated as our co-founder and our chief executive officer.
Amit Sinha, Ph.D. has served as president of research and development, operations and customer service since July 2019, as our chief technology officer since December 2010 and as a member of our board of directors since May 2017. He previously served as our executive vice president of engineering and cloud operations from October 2013 to July 2019. Dr. Sinha holds a Ph.D. and an M.S. in electrical engineering and computer science from the Massachusetts Institute of Technology, and a B. Tech in electrical engineering from the Indian Institute of Technology, Delhi. We believe Dr. Sinha is qualified to serve as a member of our board of directors because he has more than 15 years of experience as an architect and technical manager in the networking and security industries and because of the operational insight and expertise he has accumulated as our chief technology officer.
Karen Blasing has served as a member of our board of directors since January 2017. Ms. Blasing served as the chief financial officer of Guidewire Software, Inc. from 2009 to March 2015. Prior to 2009, Ms. Blasing served as the chief financial officer for Force10 Networks, Inc. and as the senior vice president of finance for salesforce.com, and she also served as chief financial officer for Nuance Communications, Inc. and Counterpane Internet Security, Inc. and held senior finance roles for Informix Corporation (now IBM Informix) and Oracle Corporation. She currently serves as a director of Autodesk, Inc., a multinational software corporation, where she serves as a member of the audit committee, and previously served as a director of Ellie Mae, Inc. Ms. Blasing holds a B.A. in economics and business administration from the University of Montana and an M.B.A. from the University of Washington. We believe Ms. Blasing is qualified to serve as a member of our board of directors based on her extensive financial leadership and management experience at numerous SaaS and enterprise software companies.
Charles Giancarlo has served as a member of our board of directors since November 2016. Mr. Giancarlo has served as chief executive officer of Pure Storage since August 2017. From January 2008 until October 2015, Mr. Giancarlo was a managing director and then strategic advisor of Silver Lake Partners, a private investment firm that focuses on technology, technology-enabled and related growth industries. From May 1993 to December 2007, Mr. Giancarlo served in numerous senior executive roles at Cisco Systems, Inc., a provider of communications and networking products and services, ultimately as the executive vice president and chief development officer from May 2004 to December 2007. Mr. Giancarlo currently serves on the boards of directors of Arista Networks, Inc., a manufacturer of networking products, where he serves as a member of the compensation committee and the nominating and corporate governance committee, and Pure Storage. He previously served on the boards of directors of Accenture plc, Avaya, Inc., Imperva, Inc., ServiceNow, Inc., Netflix, Inc. and Tintri, Inc. Mr. Giancarlo holds a B.S. in electrical engineering from Brown University, an M.S. in electrical engineering from the University of California, Berkeley and an M.B.A. from Harvard Business School. We believe Mr. Giancarlo is qualified to serve as a member of our board of directors based on his extensive business expertise, including his prior executive level leadership, and his experience on the boards of publicly traded technology companies.
Non-Continuing Director
Nehal Raj has served as a member of our board of directors since July 2015. Mr. Raj is a Partner at TPG, a private investment firm based in San Francisco, where he leads investments in the technology sector for both TPG Capital and TPG Growth. Prior to joining TPG in 2006, he was an associate at Francisco Partners. Mr. Raj is currently a director of several private companies. He previously served as a director of Domo, Inc. and IMS Holdings, Inc. Mr. Raj holds a B.A. in economics and an M.S. in industrial engineering from Stanford University, where he was Phi Beta Kappa, and an M.B.A. from Harvard Business School, where he was a Baker Scholar. We believe Mr. Raj is qualified to serve as a member of our board of directors based on his experience as a director of technology companies and his background in the private equity industry, including his experience with investments in network technology, infrastructure SaaS and cyber-security companies.
Director Independence
Our common stock is listed on the Nasdaq Global Select Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of our initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
To be considered independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of our audit committee, our board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director or director nominee concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of (i) Ms. Blasing and Messrs. Brown, Darling, Giancarlo and Raj, representing five of our seven directors, and Mr. Schneider, the director nominee, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and (ii) that each of these directors or director nominee is “independent” as that term is defined under the rules of Nasdaq. Mr. Chaudhry and Dr. Sinha are not independent under Nasdaq’s independence standards. Our board of directors also determined that Ms. Blasing (chair) and Messrs. Brown and Raj, who comprise our audit committee, and Messrs. Brown (chair) and Giancarlo and Ms. Blasing, who comprise our compensation committee, satisfy the independence standards for committee members established by applicable SEC rules and the listing standards of Nasdaq.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Mr. Chaudhry currently serves as both chairman of our board of directors and our chief executive officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Chaudhry’s leadership, Company-specific experience and years of experience as an executive in the network security industry. Serving on our board of directors and as chief executive officer since our founding in 2007, Mr. Chaudhry is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Chaudhry possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. The board of directors believes that Mr. Chaudhry’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Executive Sessions of Non-Employee Directors
In order to encourage and enhance communication among non-employee directors, and as required under the applicable rules of Nasdaq, our corporate governance guidelines provide that the non-employee directors of our board of directors will meet in executive sessions without management directors or Company management present on a periodic basis, but no less than twice a year.
Board Meetings and Committees
During the fiscal year ended July 31, 2019, our board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.
We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees comply with the requirements of, the Sarbanes-Oxley Act of 2002, the rules of the Nasdaq Global Select Market, and SEC rules and regulations. We intend to continue to comply with the requirements of the Nasdaq Global Select Market with respect to committee composition of independent directors. Each committee has the composition and responsibilities described below.

Audit Committee
The members of our audit committee are Ms. Blasing and Messrs. Brown and Raj, each of whom is a non-employee member of our board of directors. Immediately following the Annual Meeting, Mr. Darling will become a member of the audit committee replacing Mr. Raj. Ms. Blasing serves as the chair of our audit committee. All current members of our audit committee and Mr. Darling meet the requirements for independence and financial literacy of audit committee members under current Nasdaq listing standards and SEC rules and regulations. Our audit committee chairperson, Ms. Blasing, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under Nasdaq listing standards. The responsibilities of our audit committee include, among other things:

•	selecting and hiring our registered public accounting firm;

•	evaluating the performance and independence of our registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving in advance any proposed related-person transactions; and

•	preparing the audit committee report that the SEC will require in our annual proxy statement.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. A copy of the charter of our audit committee is available on our website at http://ir.zscaler.com in the Governance section of our Investors webpage. During the fiscal year ended July 31, 2019, our audit committee held four meetings.
Compensation Committee
Our compensation committee is comprised of Ms. Blasing and Messrs. Brown and Giancarlo, each of whom is a non-employee member of our board of directors. Mr. Brown is the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules of Nasdaq and the SEC and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The compensation committee is responsible for, among other things:

•
reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

•	preparing the compensation committee report that the SEC will require in our annual proxy statement.
Our compensation committee operates under a written charter that satisfies the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at http://ir.zscaler.com in the Governance section of our Investors webpage. During the fiscal year ended July 31, 2019, our compensation committee held five meetings.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Messrs. Darling, Giancarlo and Raj, each of whom is a non-employee member of our board of directors. Contingent on his election at the Annual Meeting, Mr. Schneider will become a member of the nominating and corporate governance committee replacing Mr. Raj. Mr. Giancarlo is the chairman of our nominating and corporate governance committee. Our board of directors has determined that all current members of our nominating and corporate committee and Mr. Schneider meet the requirements for independence under the rules of Nasdaq. The nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.
Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at http://ir.zscaler.com in the Governance section of our Investors webpage. During the fiscal year ended July 31, 2019, our nominating and corporate governance committee held three meetings.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.
Considerations in Evaluating Director Nominees
It is the policy of the nominating and corporate governance committee of our board of directors to consider recommendations for candidates to our board of directors from stockholders holding no less than one percent (1%) of the outstanding shares of the Company’s common stock continuously for at least 12 months prior to the date of the submission of the recommendation or nomination.
The nominating and corporate governance committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our board of directors:

•
The nominating and corporate governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the nominating and corporate governance committee from other sources.

•	In its evaluation of director candidates, including the members of our board of directors eligible for re-election, the nominating and corporate governance committee will consider factors such as:

•	business expertise;

•
diversity, including differences in professional background, gender, race, ethnicity, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors;

•	past attendance at meetings, and participation in and contributions to the activities of our board of directors; and

•	other factors that the nominating and corporate governance committee deems appropriate.

•	The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing board of directors;

•	the ability to assist and support management and make significant contributions to the Company’s success; and

•
an understanding of the fiduciary responsibilities that is required of a member of our board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

If the nominating and corporate governance committee determines that an additional or replacement director is required, the nominating and corporate governance committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, our board directors or management.
The nominating and corporate governance committee may propose to our board of directors a candidate recommended or offered for nomination by a stockholder as a nominee for election to our board of directors. In the future, the nominating and corporate governance committee may pay fees to third parties to assist in identifying or evaluating director candidates.
Stockholder Recommendations for Nominations to the Board of Directors
A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary, at Zscaler, Inc., 110 Rose Orchard Way, San Jose, California 95134. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.
A stockholder that instead desires to nominate a person directly for election to our board of directors at an annual meeting of the stockholders must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s bylaws and the rules and regulations of the Securities and Exchange Commission. Section 2.4 of the Company’s bylaws requires that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or any successor thereto.
Communications with the Board of Directors
Our board of directors believes that management speaks for Zscaler, Inc. Individual board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that board members would do this with knowledge of management and, in most instances, only at the request of management.
In cases where stockholders and other interested parties wish to communicate directly with our non-management directors, messages can be sent to our Secretary, at Zscaler, Inc., 110 Rose Orchard Way, San Jose, California 95134. Our Secretary monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Our board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, our Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board or non-management director, of independent advisors or of Company management, as our Secretary considers appropriate.
Our Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.
This procedure for stockholder and other interested party communications with the non-management directors is administered by the Company’s nominating and corporate governance committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act or (c) communications to the audit committee pursuant to the Complaint Procedures for Accounting and Auditing Matters.
Corporate Governance Guidelines and Code of Conduct
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Conduct that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Conduct is posted on our website at http://ir.zscaler.com in the Governance section of our Investors webpage. We intend to post any amendments to our Code of Conduct, and any waivers of our Code of Conduct for directors and executive officers, on the same website.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process which risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external audit function, our audit committee also monitors compliance with legal and regulatory requirements and reviews related party transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Director Compensation
Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards under our outside director compensation policy. Our outside director compensation policy was crafted in consultation with Compensia, Inc., an independent consultant engaged by our compensation committee. Compensia provided us with competitive data, analysis and recommendations regarding non-employee director compensation, which includes a mix of cash and equity-based compensation. After careful consideration of this information and the scope of the duties and responsibilities of our non-employee directors, our board of directors approved our outside director compensation policy. We believe this policy provides reasonable compensation to our non-employee directors that is commensurate with their contributions and appropriately aligned with our peers. We also reimburse our directors for expenses associated with attending meetings of our board of directors and board committees.
For fiscal 2019, non-employee directors were entitled to receive the following cash compensation for service in the following positions:

Position	Annual Retainer ($)
Board member	30,000
Audit committee chair	20,000
Audit committee member	8,000
Compensation committee chair	12,000
Compensation committee member	5,000
Nominating and Corporate Governance committee chair	7,500
Nominating and Corporate Governance committee member	4,000
In addition, non-employee directors were eligible to receive the following equity awards for board service:

(1)
Initial RSU grant with a target value of $175,000 pro-rated from the date of appointment or election (automatically granted on the effective date of appointment or election). These RSUs vest in equal quarterly installments over the remainder of the year of appointment in advance of the next annual meeting of stockholders; and

(2)	Annual RSU grant with target value of $175,000 (automatically granted at the annual meeting). These RSUs vest in four equal quarterly installments over a one-year period.
Effective with the Annual Meeting, the annual RSU grant target value will be increased to $200,000 and will vest in four equal quarterly installments over a one-year period. Also effective with the Annual Meeting, the initial RSU grant target value will be increased to two-and one-half times the value of the then effective annual RSU grant, pursuant to which one-third of the RSUs will vest on the one-year anniversary of the effective date of appointment and the remaining RSUs will vest in eight equal quarterly installments thereafter. Any director elected at the annual meeting for a given year will receive both the initial RSU grant and the annual RSU grant.
The number of RSUs for each of the initial and annual RSU grant will be determined by dividing the annual equity value by the average closing price of Zscaler common stock on the Nasdaq Global Select Market for the 30 trading days ending on the date that is five days prior to the grant date, rounded up to the nearest share.

All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears on a prorated basis. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during the fiscal year ended July 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lane Bess (2)	11,364	—	11,364
Karen Blasing	55,000	181,962	236,962
Andrew Brown	50,000	181,962	231,962
Scott Darling	34,000	181,962	215,962
Charles Giancarlo	42,500	181,962	224,462
Nehal Raj(3)	35,000	181,962	223,962

(1)	Amounts represent the grant date fair market value of RSUs automatically granted to serving directors following our 2018 annual meeting of stockholders.
(2) Mr. Bess served as a member of our Board of Directors through December 18, 2018, the date of our 2018 annual meeting of stockholders.

(3)	Mr. Raj elected to exercise his right to receive payments of director fees effective in October 2018 after previously electing to forego his right to receive fees for service as a director.
The following table lists all outstanding equity awards held by our non-employee directors as of July 31, 2019.

Name	Aggregate Number of Stock Awards Outstanding as of July 31, 2019 (#)	Aggregate Number of Stock Options Outstanding as of July 31, 2019 (#)
Karen Blasing	2,298	189,334
Andrew Brown	2,298	132,333
Scott Darling	2,298	—
Charles Giancarlo	2,298	—
Nehal Raj	2,298	—

For information about the compensation of directors who are also our employees, see “Executive Compensation.”

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of seven members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. One class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of the Company.
Nominees
Our board of directors has nominated Andrew Brown, Scott Darling and David Schneider for election as Class II directors at the Annual Meeting. If elected, each of Messrs. Brown, Darling and Schneider will serve as Class II directors until the 2022 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Messrs. Brown and Darling are currently directors of the Company. For information concerning the nominees, see “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Brown, Darling and Schneider. We expect that Messrs. Brown, Darling and Schneider will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.
Vote Required
The election of Class II directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS II DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending July 31, 2020. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since May 2015.
At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2020. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending July 31, 2020 if our audit committee believes that such a change would be in the best interests of Zscaler and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended July 31, 2019 and 2018.

	2019	2018
Audit Fees (1)	$1,813,669	$2,374,091
Audit-Related Fees (2)	2,125	252,549
Tax Fees	—	—
All Other Fees (3)	2,700	4,500
	$1,818,494	$2,631,140

(1)
Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, statutory audit fees, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. This category also includes fees for professional services provided in connection with our initial public offering, incurred during the fiscal year ended July 31, 2018, including comfort letters, consents and review of documents filed with the SEC.

(2)
Audit-Related Fees consist primarily of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” For our fiscal year ended July 31, 2018, this category includes accounting consultations and technical accounting guidance associated with the adoption of the new revenue accounting standard issued by the Financial Accounting Standards Board (“FASB”), Accounting Standards Updated (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

(3)
All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These services specifically relate to subscription fees paid for access to online accounting research software and regulatory applications.

Auditor Independence
In the fiscal year ended July 31, 2019, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required our audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to PricewaterhouseCoopers LLP for our fiscal years ended July 31, 2019 and 2018 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING JULY 31, 2020.

AUDIT COMMITTEE REPORT
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Zscaler, Inc. (the “Company”) specifically incorporates it by reference in such filing.
The audit committee serves as the representative of our board of directors with respect to its oversight of:

•	our accounting and financial reporting processes and the audit of our financial statements;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and

•	the independent registered public accounting firm’s appointment, qualifications and independence.
The audit committee also reviews the performance of our independent registered public accounting firm, PricewaterhouseCoopers LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is currently composed of three non-employee directors. Immediately following the Annual Meeting, Mr. Darling will become a member of the audit committee replacing Mr. Raj. Our board of directors has determined that each current member of the audit committee and Mr. Darling is independent, and that Ms. Blasing qualifies as an “audit committee financial expert” under the SEC rules.
The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in our fiscal year ended July 31, 2019 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our board of directors.
The audit committee reviewed and discussed the Company’s audited consolidated financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).
The audit committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding

PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. In addition, the audit committee discussed with PricewaterhouseCoopers LLP its independence from management and the Company, including matters in the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 for filing with the Securities and Exchange Commission. The audit committee also has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2020. Our board of directors recommends that stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:
Karen Blasing (Chair)
Andrew Brown
Nehal Raj

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices. The first advisory vote on the compensation of our named executive officers will be submitted to the stockholders at the fiscal year 2020 annual meeting.
Vote Required
The alternative among one year, two years or three years that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on the compensation of our named executive officers should be held every year, two years or three years.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE
STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS EVERY “ONE YEAR.”

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers and their respective ages as of October 31, 2019. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Jay Chaudhry	61	President, Chief Executive Officer and Chairman of the Board
Remo Canessa	62	Chief Financial Officer
Amit Sinha, Ph.D.	43	President of Research and Development, Operations and Customer Service, Chief Technology Officer and Director
Dali Rajic	46	President Go-To-Market and Chief Revenue Officer
Manoj Apte, Ph.D.	46	Chief Strategy Officer
Robert Schlossman	51	Chief Legal Officer

For the biographies of Mr. Chaudhry and Dr. Sinha, see “Board of Directors and Corporate Governance—Continuing Directors.”
Remo E. Canessa has served as our chief financial officer since February 2017. Prior to joining us, he served as chief financial officer of Illumio Inc., a private cybersecurity company, from July 2016 to February 2017. Prior to joining Illumio, from October 2004 to April 2016, Mr. Canessa served as chief financial officer and an advisor to Infoblox Inc., a network control, network automation and domain name system security company. Mr. Canessa is a certified public accountant (inactive), and he holds a B.A. in economics from the University of California, Berkeley and an M.B.A. from Santa Clara University. Mr. Canessa previously served on the board of directors of Aerohive Networks, Inc., a cloud-managed mobile networking platform provider, where he was chairman of the audit committee and a member of the compensation committee.
Dali Rajic has served as our president go-to-market and chief revenue officer since September 2019. Prior to joining us, he served as chief customer officer from February 2018 and as chief revenue officer from August 2016 to September 2019 at AppDynamics, Inc., an application performance management company and subsidiary of Cisco Systems, Inc. From April 2012 to August 2016, Mr. Rajic served in multiple sales executive roles at AppDynamics. From February 2009 to March 2012, he served in various sales executive roles at BMC Software, Inc., a computer software company. Mr. Rajic holds a B.S. in international marketing from California State Polytechnic University, Pomona and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.
Manoj Apte, Ph.D. has served as our senior vice president and as our chief strategy officer since September 2016. Prior to his appointment as our chief strategy officer, Dr. Apte served as our vice president of product management from September 2008. Dr. Apte holds a Ph.D. in computer science from Mississippi State University, an M.S. in computational engineering from Mississippi State University and a B. Tech in aerospace engineering from the Indian Institute of Technology, Bombay.
Robert Schlossman has served as our chief legal officer since February 2016. Prior to joining us, he served as the chief legal officer at Lucid Motors Inc., an electric car company, from May 2015 to January 2016. Prior to joining Lucid Motors, from March 2010 to August 2014, Mr. Schlossman served as the chief legal and administrative officer at Aptina Inc., a provider of imaging solutions, which was acquired by ON Semiconductor Corporation. Mr. Schlossman holds a J.D. from the University of California, Berkeley School of Law, as well as an M.A. and B.A. in English from Stanford University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information regarding the fiscal 2019 compensation program for our principal executive officer, our principal financial officer, and our three other executive officers at fiscal year-end who were our most highly-compensated executive officers (our “named executive officers”). For fiscal 2019, our named executive officers were:

•	Jay Chaudhry, our Chief Executive Officer, President and Chairman of the board of directors (our “CEO”);

•	Remo E. Canessa, our Chief Financial Officer;

•	Amit Sinha, Ph.D., our President of Research &Development, Operations & Customer Service, Chief Technology Officer;

•	Manoj Apte, Ph.D., our Chief Strategy Officer; and

•	Robert Schlossman, our Chief Legal Officer and Secretary
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our board of directors (the “compensation committee”) arrived at the specific compensation decisions for our named executive officers in fiscal 2019 and discusses the key factors that the compensation committee considered in determining their compensation.
Executive Summary
Who We Are
Our mission is to provide fast, secure, and reliable access to information no matter where it lives. We were incorporated in 2007, during the early stages of cloud adoption and mobility, based on a vision that the internet would become the new corporate network as the cloud becomes the new data center. We predicted that with rapid cloud adoption and increasing workforce mobility, traditional perimeter security approaches would provide inadequate protection for users and data and an increasingly poor user experience. We pioneered a security cloud that represents a fundamental shift in the architectural design and approach to network security.
Enterprise applications are rapidly moving to the cloud to achieve greater IT agility, a faster pace of innovation and lower costs. Organizations are increasingly relying on Internet destinations for a range of business activities, adopting new external SaaS applications for critical business functions and moving their internally managed applications to the cloud. Enterprise users now expect to be able to seamlessly access applications and data, wherever they are hosted, from any device, anywhere in the world. We believe these trends are indicative of the broader digital transformation agenda, as businesses increasingly succeed or fail based on their IT outcomes.
We believe that securing the on-premises corporate network to protect users and data is becoming increasingly irrelevant in a cloud and mobile-first world where organizations depend on the internet, a network they do not control and cannot secure, to access critical applications that power their businesses. We pioneered a new approach to security that connects the right user to the right application, regardless of network. Our cloud platform, which delivers security as a service, eliminates the need for traditional on-premises security appliances that are difficult to maintain and require compromises between security, cost and user experience. Our cloud platform incorporates the security functionality needed to enable users to safely utilize authorized applications and services based on an organization’s policies. Our solution is a purpose-built, multi-tenant, distributed cloud security platform that secures access for users and devices to applications and services, regardless of location.
Fiscal 2019 Business Highlights
Fiscal 2019, our first year as a public company, was a strong year for us marked by significant achievements in revenue, billings growth and positive free cash flow. Fiscal 2019 highlights were as follows:

•	Total revenue was $302.8 million, an increase of 59% year-over-year.

•
Calculated billings were $390 million, an increase of 51% year-over-year. Calculated billings is a non-GAAP financial measure. The reconciliation of GAAP revenue and calculation billings is set forth on page 58 of our Annual Report on Form 10-K, as filed with the SEC on September 18, 2019.

•
GAAP loss from operations was $35.3 million, or 12% of total revenue, compared to a GAAP loss of $34.6 million in fiscal 2018, or 18% of total revenue. Non-GAAP income from operations was $25.1 million, or 8% of total revenue, compared to Non-GAAP loss from operations of $15.4 million in fiscal 2018, or 8% of total revenue. The reconciliation of GAAP loss from operations and non-GAAP loss from operations is set forth on page 57 of our Annual Report on Form 10-K, as filed with the SEC on September 18, 2019.

•
Cash provided by operations was $58.0 million, or 19% of revenue, compared to $17.3 million, or 9% of revenue, in fiscal 2018. Positive free cash flow was $29.3 million, or 10% of revenue, compared to $2.1 million, or 1% of revenue, in fiscal 2018. Free cash flow is a non-GAAP financial measure. The reconciliation of cash provided by operations and free cash flow is set forth on page 57 of our Annual Report on Form 10-K, as filed with the SEC on September 18, 2019.

Executive Compensation Highlights
During and for fiscal 2019, the compensation committee took the following key actions with respect to the compensation of our named executive officers:

•	Base Salaries – The compensation committee maintained annual base salaries at their fiscal 2018 levels, including for our CEO, who has a salary of $23,660.

•	Annual Cash Bonuses – While we had a strong year as described above, the targets set for our annual cash bonus plan required extraordinary or stretch level performance to achieve payment (reflecting a pay-for-performance philosophy). Accordingly, no annual cash bonuses were paid to our Named Executive Officers, as our results under our Fiscal 2019 Employee Incentive Compensation Plan, or the Incentive Compensation Plan, did not meet the aggressive fiscal 2019 threshold performance levels that we had established for each six-month performance period under the Incentive Compensation Plan.

•
Long-Term Incentive Compensation – The compensation committee determined that a substantial part of long-term incentive compensation should also reflect our pay-for-performance philosophy. As a result, the compensation committed granted long-term incentive compensation opportunities in the form of both time-based restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PSU”) awards, including a PSU award for our CEO with an aggregate grant date fair value of approximately $5.6 million. In addition to requiring continued service for vesting, our PSU awards provide that our named executive officers may earn shares of our common stock based on our achievement of pre-established target levels for one or more financial or operational performance measures established for a fiscal year. Despite our strong financial performance in fiscal 2019, we did not meet the aggressive threshold performance measures that were established for attainment of PSU Awards for 2019 and none of the shares of our common stock underlying PSU awards subject to the fiscal 2019 performance measures were earned.

Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our named executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our named executive officers’ target annual compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our named executive officers through two separate compensation elements:

•
First, we provide the opportunity to participate in our cash bonus plan which provides semi-annual cash payments if our named executive officers produce short-term financial, operational, and strategic results that meet or exceed the objectives set by our compensation committee.

•
In addition, we grant RSU and PSU awards that will reward recipients over a multi-year period, with the PSUs only being earned for achieving performance objectives established by our compensation committee. The RSU and, if earned, PSU awards comprise a majority of our named executive officers’ target total direct compensation opportunities, the future value of which depends significantly on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance. The performance goals we set for fiscal 2019 for both our annual cash bonus plan and our PSUs were very aggressive and did not result in payment in spite of our strong financial performance. As we mature as a public company, we intend that our executive compensation program will continue to evolve to reflect our executive compensation philosophy and objective of rewarding strong performance with competitive and incentivizing compensation.
The pay mix for our CEO and our other named executive officers for fiscal 2019 reflected this “pay-for-performance” design:

Fiscal Year 2019 Pay Mix
CEO		All Other Named Executive Officers as a Group
Cash	0.42%	Cash	5.49%
PSU	99.58%	PSU	31.50%
RSU	–	RSU	63.01%
We believe that this design provides balanced incentives for our named executive officers to drive financial and operational performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, the compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our named executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do

•	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.

•
Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in fiscal 2019.

•
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our named executive officers and stockholders.

•
Use a Pay-for-Performance Philosophy. The majority of our named executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.

•	Nominal Base Salary and Zero Bonus Potential for our CEO. Our CEO receives only a nominal base salary and is not eligible for a cash bonus.

•	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
What We Do Not Do

•
No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are available to all employees. Our named executive officers are eligible to participate in our 401(k) retirement plan on the same basis as our other employees.

•	Limited Perquisites. Perquisites or other personal benefits are not a material part of our compensation program for our named executive officers.

•
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•
No Special Health or Welfare Benefits. We do not provide our named executive officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.

•
No Hedging or Pledging of our Equity Securities. We prohibit our employees, including our named executive officers and the members of our board of directors from hedging or pledging our equity securities.

Frequency of Future Stockholder Advisory Vote on Named Executive Officer Compensation
At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (commonly known as a “Say-When-on-Pay” vote). Our board of directors is recommending that we hold future non-binding advisory votes on the compensation of our named executive officers on an annual, rather than a biennial or triennial, basis. For additional information about the Say-When-on-Pay vote, see Proposal No. 3 above.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for high and demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;

•
Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•	Offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.
Generally, we structure the annual compensation of our named executive officers using three principal elements: base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our named executive officers and stockholders and to link pay with performance.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.
Compensation-Setting Process
Role of Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our named executive officers and the non-employee members of our board of directors. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and other named executive officers.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our named executive officers when making decisions with respect to their compensation.
The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at http://ir.zscaler.com.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation
The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our named executive officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year.
The compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our named executive officers. In making decisions about the compensation of our named executive officers, the members of the compensation committee rely primarily on their general experience and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;

•	our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;

•	each individual named executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each named executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

•
the prior performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual named executive officer to contribute to our long-term financial, operational, and strategic objectives;

•	our CEO’s compensation relative to that of our named executive officers, and compensation parity among our named executive officers;

•	our financial performance relative to our compensation and performance peers;

•
the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our named executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each named executive officer, and business judgment in making their decisions.
The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our named executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
At the beginning of each year, our CEO reviews the performance of our other named executive officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above.
The compensation committee reviews and discusses our CEO’s proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our named executive officers, including our CEO. Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In fiscal 2019, the compensation committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our named executive officers and with the data analysis and selection of the compensation peer group.
During fiscal 2019, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided the following services:

•	consultation with the compensation committee chair and other members between compensation committee meetings;

•	review, research, and updating of our compensation peer group;

•
an analysis of competitive market data based on the compensation peer group for our named executive officers’ positions and an evaluation of how the compensation we pay our named executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our named executive officers;

•	review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities for possible new hires;

•	review and analysis of the compensation arrangements of the non-employee members of our board of directors against the companies in the compensation peer group;

•	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and

•	support on other ad hoc matters throughout the year.
The terms of Compensia’s engagement includes reporting directly to the compensation committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal 2019, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during fiscal 2019. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia and that Compensia is independent.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers, however, in making its decisions with respect to the compensation of our named executive officers.
The compensation peer group for fiscal 2019, which was first developed in fiscal 2017 in advance of our initial public offering with the assistance of Compensia, to analyze the compensation of our executive officers, including our named executive officers, was comprised of publicly-traded technology companies against which we compete for executive talent, as well as, in some instances, business opportunities. In evaluating the companies comprising the compensation peer group, Compensia considered the following criteria:

•	publicly-traded companies headquartered in the United States and traded on a major United States stock exchange;

•	companies in the software and Internet services sectors, with a secondary focus on other technology companies;

•	similar revenues – within a range of ~0.5x to ~2.0x our then-projected fiscal 2017 revenues of approximately $170 million (approximately $85 million to approximately $340 million); and

•	similar market capitalization – within a range of ~0.5x to ~2.0x our then-projected market capitalization of approximately $2.5 billion (approximately $1.25 billion to approximately $5.0 billion).
This compensation peer group for fiscal 2019 consisted of the following companies:

Barracuda Networks	Ellie Mae	MuleSoft	Q2 Holdings
BlackLine	Gigamon	New Relic	Qualys
Box	HubSpot	Okta	Twilio
Callidus Software	Imperva	Paycom Software	Zendesk
Coupa Software	LogMeIn	Proofpoint
The compensation committee used data drawn from the companies in our compensation peer group, as well as data from Compensia’s proprietary database of public technology companies, to evaluate the competitive market when determining the total direct compensation packages for our named executive officers, including base salary, target cash incentive award opportunities, and long-term incentive compensation opportunities.
The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements
In fiscal 2019, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives
Long Term Incentive Compensation	Variable	Equity awards in the form of PSU awards and RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
In October 2018, the compensation committee reviewed the base salaries of our named executive officers, taking into consideration a competitive market analysis and the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the compensation committee determined to maintain the base salary for each of our named executive officers at its fiscal 2018 level.

The base salaries of our named executive officers for fiscal 2019 were as follows:

Named Executive Officer	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	Percentage Adjustment
Mr. Chaudhry	$23,660	$23,660	0%
Mr. Canessa	$300,000	$300,000	0%
Dr. Sinha	$300,000	$300,000	0%
Dr. Apte	$275,000	$275,000	0%
Mr. Schlossman	$275,000	$275,000	0%
The base salaries paid to our named executive officers during fiscal 2019 are set forth in the “Fiscal 2019 Summary Compensation Table” below.
Annual Cash Bonuses
We use our Incentive Compensation Plan, an annual cash bonus plan, to motivate employees selected by the compensation committee, including our named executive officers, to achieve our annual business goals. Our Incentive Compensation Plan allows our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Incentive Compensation Plan, our compensation committee, in its sole discretion, establishes a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period. For fiscal 2019 the Incentive Compensation Plan included semi-annual performance periods with semi-annual award payouts after the end of the first six-month period and, then again, after the end of the fiscal year.
The compensation committee administered the Incentive Compensation Plan. As the administrator of the plan, the compensation committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual award, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target annual cash bonus award, in the discretion of the administrator. Further, the administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards under the Fiscal 2019 Incentive Compensation Plan were to be paid in cash (or its equivalent) in a single lump sum only after they are earned, which requires continued employment through the date the actual award is paid. The compensation committee reserved the right to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, as the compensation committee determines. Payment of awards was to occur as soon as administratively practicable after they are earned, but no later than the dates set forth in the Fiscal 2019 Incentive Compensation Plan.
Our board of directors and the compensation committee have the authority to amend, alter, suspend, or terminate the plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.
Fiscal 2019 Target Annual Cash Bonus Award Opportunities
For purposes of the Fiscal 2019 Incentive Compensation Plan, cash bonus awards were based upon fixed amounts as determined by the compensation committee. In October 2018, the compensation committee reviewed the target annual cash bonus award opportunities of our named executive officers. Following this review and after taking into consideration the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above, the compensation committee determined to maintain the target annual cash bonus award opportunities of our named executive officers for fiscal 2019 at their fiscal 2018 levels.
The target annual cash bonus award opportunities of our named executive officers for fiscal 2019 were as follows:

Named Executive Officer	Fiscal 2019 Target Annual Cash Bonus Award Opportunity
Mr. Chaudhry	$0
Mr. Canessa	$150,000
Dr. Sinha	$125,000
Dr. Apte	$100,000
Mr. Schlossman	$75,000
Potential annual cash bonus awards for our named executive officers under the Fiscal 2019 Incentive Compensation Plan could range from zero to 150% of their target annual cash bonus award opportunity.
Corporate Performance Objectives
Under the Fiscal 2019 Incentive Compensation Plan, the compensation committee determined the performance measures and related target levels for the fiscal 2019 awards.
In October 2018, the compensation committee selected net new annual contract value (“net new ACV”) as the performance measure for the Fiscal 2019 Incentive Compensation Plan. For this purpose, “net new ACV” means generally the aggregate annual value of a new or upsell sales contract to an end user or partner for products and services sold by Zscaler that is billable at the time of booking, offset by any lost or reduced renewals.
The compensation committee selected net new ACV as the appropriate corporate performance measure for the Fiscal 2019 Incentive Compensation Plan because, in its view, this measure was a key indicator of our execution of our strategy. Net new ACV, while significant to our achievement of our growth and business strategy, is an internal metric that we do not disclose in our financial statements. For fiscal 2019, the target net new ACV, as set forth in our annual operating plan, for each half of the year was greater than the amount achieved in the comparable period for the prior fiscal year and represented a very aggressive growth target for fiscal 2019.
For purposes of the Fiscal 2019 Incentive Compensation Plan, our named executive officers were eligible to earn cash bonus awards to the extent that we achieved a minimum target net new ACV for each half of fiscal 2019 (that is, the periods from August 1, 2018 through January 31, 2019 and February 1, 2019 through July 31, 2019), subject to greater payouts for increased achievement above the target.
Annual Cash Bonus Payments
As previously described, our named executive officers were eligible for semi-annual cash bonus awards only to the extent, and in the amount, that we met or exceeded the applicable minimum threshold for net new ACV for each six-month performance period. Because we did not achieve our desired net new

ACV goals for either half of fiscal 2019, the compensation committee did not make any cash bonus awards to our named executive officers under the Fiscal 2019 Incentive Compensation Plan.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our named executive officers with those of our stockholders. Typically, we have granted equity awards to our named executive officers as part of the compensation committee’s annual review of our executive compensation program.
Currently, we use RSU awards and PSU awards to retain, motivate, and reward our named executive officers for long-term increases in the value of our common stock and, thereby, to align their interests with those of our stockholders. Our PSU awards provide that our named executive officers may earn shares of our common stock based on our achievement of pre-established target levels for one or more financial or operational performance measures as well as continued service. We also grant RSU awards with solely time-based vesting requirements to named executive officers other than our CEO. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to incentivize and retain our named executive officers using fewer shares of our common stock than would be necessary if we used stock options to provide equity to our executive officers. In addition, because the value of these RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our named executive officers that are aligned with the interests of our stockholders.
To date, the compensation committee has not applied a rigid formula in determining the size and form of the equity awards to be granted to our named executive officers as part of our annual focal review of equity awards. Instead, in making these decisions, the compensation committee has exercised its judgment as to the amount and form of the awards. The compensation committee considers the retention value of the equity compensation held by the named executive officer, the cash compensation received by the named executive officer, a competitive market analysis performed by its compensation consultant, the recommendations of our CEO (except with respect to himself), the amount of equity compensation held by the named executive officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), and the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Based upon these factors, the compensation committee has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
Fiscal 2019 Equity Award Grants
In October 2018, the compensation committee granted long-term incentive compensation opportunities in the form of equity awards to our named executive officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning and which also recognized the performance of each of our named executive officers, as follows:

•
Mr. Chaudhry – Mr. Chaudhry was not granted as RSU award, but was granted four separate PSU awards, each covering 150,000 units which may be settled for shares of our common stock with individual annual performance periods to correspond to fiscal 2019 through fiscal 2022. Each such PSU award is subject to being earned and vesting annually for each fiscal year from fiscal 2019 through fiscal 2022 based on the achievement of one or more performance measures to be established at the beginning of each fiscal year by the compensation committee. Following the completion of each performance year, the compensation committee certifies our achievement against the applicable performance measures, and 100% of the units earned by our CEO will vest on the first trading day on or after September 15th. If such certification is made after September 15, earned units will vest on the first trading day on or after December 15th. For the fiscal 2019 performance year, the total number of units that could be earned scaled from 0% to 150% of the target number of units, based on actual achievement of the fiscal 2019 performance measure. The performance measures and related target performance levels for the fiscal 2020 through fiscal 2022 performance years will be determined in the applicable performance year, with the measures and related target performance levels for fiscal 2020 performance being determined by the compensation committee in the first quarter of fiscal 2020. For each of these PSU awards, receipt of any shares of our common stock upon settlement of the awards is subject to Mr. Chaudhry continuing to be a service provider through any performance determination date or subsequent vesting date. Mr. Chaudhry currently intends to donate any shares of our common stock issued for earned PSU awards (or the proceeds from the sale thereof) to charity as part of his philanthropic commitments.

•
Mr. Canessa – Mr. Canessa was granted a mix of RSU awards and PSU awards. Mr. Canessa was granted a RSU award covering 56,250 units subject to a delayed vesting schedule. The RSU award will vest over approximately six years in total, with 6.25% of the units subject to vesting on December 15, 2020 and 6.25% of the units vesting on the first trading day on or after each of March 15, June 15, September 15 and December 15 (each a "Quarterly Vesting Date") thereafter. Mr. Canessa was also granted two separate PSU awards consisting of 28,125 units each, with individual annual performance periods to correspond to fiscal 2019 and fiscal 2020. For the 2019 performance year, the total number of units that could be earned scaled from 0% to 150% of the target number of units, based on actual achievement of the 2019 performance measure. The performance measures and related target performance levels for the 2020 performance year were determined by the compensation committee in the first quarter of fiscal 2020. For each performance year, any earned units will vest on the same schedule as for his RSU award, with 6.25% of the earned units vesting on December 15, 2020 and 6.25% of the units vesting each Quarterly Vesting Date thereafter. For each of the RSU and PSU awards, receipt of any shares of common stock upon settlement of the awards is subject to Mr. Canessa continuing to be a service provider through any applicable vesting date.

•
Dr. Sinha, Dr. Apte and Mr. Schlossman – Dr. Sinha, Dr. Apte and Mr. Schlossman were granted a mix of RSU and PSU awards. Dr. Sinha’s RSU award consists of two separate RSU awards each covering 62,500 units with 62,500 units vesting in 16 equal quarterly installments beginning on December 15, 2019 and the remaining 62,500 units vesting in 16 equal quarterly installments beginning on December 15, 2020. Dr. Apte’s RSU award consists of two separate RSU awards each covering 56,250 units with 56,250 units vesting in 16 equal quarterly installments beginning on December 15, 2019 and the remaining 56,250 units vesting in 16 equal quarterly installments beginning on December 15, 2020. Mr. Schlossman’s RSU award consists of two separate RSU awards each covering 31,250 units with 31,250 units vesting in 16 equal quarterly installments beginning on December 15, 2019 and the remaining 31,250 units vesting in 16 equal quarterly installments beginning on December 15, 2020.

The PSU awards of Dr. Sinha, Dr. Apte, and Mr. Schlossman each consist of two separate PSU awards of 62,500 units, 56,250 units, and 31,250 units, respectively, with individual annual performance periods to correspond to fiscal 2019 and fiscal 2020. For the 2019 performance year, the total number of units that could be earned scaled from 0% to 150% of the target number of units, based on actual achievement of the 2019 performance measure. The performance measures and related target performance levels for the 2020 performance year were determined by the compensation committee in the first quarter of fiscal 2020. For each performance year, any earned units will vest on the same schedule as for each named executive officer’s RSU awards, with any earned units from the fiscal 2019 PSU award vesting in 16 equal quarterly installments beginning on December 15, 2019 and any earned units from the fiscal 2020 PSU award vesting in 16 equal quarterly installments beginning on December 15, 2020. For each of the RSU and PSU awards, receipt of any shares of common stock underlying the awards is subject to the applicable named executive officer continuing to be a service provider through any vesting date.
The number of shares subject to the PSU and RSU awards granted to our named executive officers (viewed in the aggregate by value) was determined by the compensation committee based on its consideration of the factors described above.
Fiscal 2019 PSU Awards
The PSU awards granted to our CEO and our other named executive officers for the fiscal 2019 performance year, or the Fiscal 2019 PSU Awards, were to be earned based on our level of attainment of the same full-year fiscal 2019 net new ACV target performance level as the compensation committee selected for the Fiscal 2019 Incentive Compensation Plan.
The compensation committee selected target net new ACV as the appropriate corporate performance measure for the Fiscal 2019 PSU Awards, in addition to the Fiscal 2019 Incentive Compensation Plan, because, in its view, this measure was a key indicator of our execution of our strategy. For fiscal 2019, the net new ACV target performance level for the Fiscal 2019 PSU Awards was greater than the amount achieved in the comparable period for the prior fiscal year and represented a very aggressive target for fiscal 2019.
Each unit earned pursuant to a Fiscal 2019 PSU Award was to be settled for one share of our common stock, which was then eligible for time-based vesting as described above. For purposes of the Fiscal 2019 PSU Awards, our named executive officers were eligible to earn the units underlying and subject to these awards to the extent that we achieved the pre-established performance threshold for net new ACV for fiscal 2019 as determined as of the end of the fiscal year, subject to earning a greater number of units for increased achievement above the target performance level.
Results of Fiscal 2019 PSU Awards
In September 2019, our net new ACV results for fiscal 2019 were presented to the compensation committee. After reviewing and analyzing these results, the compensation committee certified that, for the performance period ended July 31, 2019, our net new ACV results for the year did not meet the threshold performance level established for the Fiscal 2019 PSU Awards. Consequently, none of the shares of our common stock subject to the Fiscal 2019 PSU awards were earned by our named executive officers and the awards were forfeited.
The equity awards granted to our named executive officers in fiscal 2019 are set forth in the “Fiscal 2019 Summary Compensation Table” and the “Fiscal 2019 Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance and reimbursement for mobile phone coverage.
We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits as set under the Internal Revenue Code. All participants’ interests in their deferrals are 100% vested when contributed. Through the end of fiscal 2019, we have not made any matching contributions to the 401(k) plan to date.
The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code with the plan’s related trust intended to be tax-exempt under Section 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to our 401(k) Plan and earnings on those contributions are not taxable to our employees until distributed from the plan.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During fiscal 2019, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for any individual.
We have in the past and may in the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Employment Arrangements
We entered into written employment agreement with our CEO and employment offer letters with our other named executive officers in connection with their employment with us. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of these arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause) and sets forth the initial compensation arrangements for the executive officer, including their base salary, target annual cash bonus opportunity (expressed as fixed amount or as a percentage of his or her base salary), participation in our employee benefit programs, eligibility for future equity awards, and reimbursement for all reasonable and necessary business expenses.
In addition, in the case of our named executive officers, their employment offer letters and other agreements provide that the executive officer will be eligible to receive certain severance payments and benefits in connection with certain terminations of employment. These post-employment compensation arrangements are discussed in “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our named executive officers, see “Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
The employment offer letters with certain of our named executive officers provide them with certain protection in the event of their termination of employment other than for “cause,” death, or “disability” (as such terms are defined in the employment offer letters). In addition, our named executive officers, are participants in our Change of Control and Severance Policy, or the Severance Policy, which provides for certain protections in the event of a termination of employment in connection with a change in control of the Company. We believe that these protections were necessary to induce these individuals to leave their former employment for the uncertainty of a demanding position in a new and unfamiliar organization and help from a retention standpoint and to retain their services on an ongoing basis.
These arrangements provide reasonable compensation to a named executive officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing named executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements provided by the Severance Policy help maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.
Under the Severance Policy, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a named executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Internal Revenue Code is applicable to a named executive officer, such individual is entitled to receive either:

•	payment of the full amounts specified in the policy to which he or she is entitled; or

•
payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him or her receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our named executive officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly-qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our named executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies
Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including officers) and members of our board of directors are prohibited from making short-sales and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This latter prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, under our Insider Trading Policy, certain of our employees (including officers) and members of our board of directors are prohibited from using our securities as collateral for a loan or holding our securities in a margin account.
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Internal Revenue Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Internal Revenue Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Internal Revenue Code.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Employment Offer Letter with Remo Canessa
Under Mr. Canessa’s employment offer letter, if we terminate Mr. Canessa’s employment with us other than for “cause,” death or “disability” outside of the period beginning on a “change of control” (as such terms are defined in the Severance Policy) and ending 12 months following the change of control, he will be entitled to receive:

•
accelerated vesting as to the number of unvested shares subject to equity awards that otherwise would have vested during the 6 months following the date his employment with us terminates had he remained employed with us through such time;

•
extension of the period of time in which he has to exercise his vested options until the date that is 12 months following his termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options are granted; and

•	severance pay at a rate equal to 100% of his base salary, as then in effect, for a period of 6 months following the date of such termination, payable in accordance with our normal payroll practices.
To receive the severance benefits upon a qualifying termination, Mr. Canessa must sign and not revoke a release of claims within the time specified in his employment offer letter.

Employment Offer Letter with Robert Schlossman
Under Mr. Schlossman’s employment offer letter, if we terminate Mr. Schlossman’s employment with us other than for “cause” or he resigns for “good reason”, without a “change of control” (as such terms are defined in the employment offer letter), he will be entitled to receive continuing severance pay at a rate equal to 100% of his base salary, as then in effect, for a period of 3 months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices.
To receive the severance benefits upon a qualifying termination, Mr. Schlossman must sign and not revoke a release of claims within the time specified in his employment offer letter.
Change of Control and Severance Policy
Our board of directors adopted a Change of Control and Severance Policy, or the Severance Policy. Each of our current executive officers is a participant in the Severance Policy. Under the Severance Policy, if we terminate a participant other than for “cause,” death or “disability” or the named executive officer resigns for “good reason” during the period beginning on a “change of control” (as such terms are defined in the Severance Policy) and ending 12 months following the change of control (which we refer to as the change of control period), such named executive officer will be eligible to receive the following severance benefits:

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100% of the then-unvested shares subject to his then-outstanding equity awards will become vested and exercisable, and in the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the specified percentage of target levels;

•
a lump-sum payment equal to 100% of the greatest of (i) a participant's annual base salary as in effect immediately prior to his termination, (ii) if the termination is a resignation for good reason based on a material reduction in base salary, a participant's annual base salary as in effect immediately prior to such reduction, or (iii) a participant's annual base salary as in effect immediately prior to the change of control;

•
a lump-sum payment equal to (i) 100% of a participant's target annual bonus for the fiscal year in which the termination occurs plus (ii) a pro-rated portion of such target annual bonus reduced by any bonus payments made during such fiscal year; and

•	a lump-sum health benefit severance payment of $36,000.
To receive the severance benefits upon a qualifying termination, a named executive officer must sign and not revoke a release of claims within the time specified in the Severance Policy. If we discover after a named executive officer receives severance benefits that grounds for terminating him for cause existed, such named executive officer will not receive any further severance benefits under the Severance Policy, and to the extent permitted by law, the named executive officer will be required to repay to us any severance payments and benefits (or gain derived from such payments and benefits) he received under the Severance Policy.
If any of the payments or benefits provided for under the Severance Policy or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of such payments and benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him.
In addition to the benefits described above, Mr. Canessa’s 12-month extended post-termination exercise period continues to apply for a qualified termination during the change of control period.
Fiscal Year 2018 Equity Incentive Plan and 2007 Stock Plan
Our Fiscal Year 2018 Equity Incentive Plan (the “2018 Plan”) provides that in the event of a merger or change in control, as defined under our 2018 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards or participants similarly.
In the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and all other terms and conditions met and such award will become fully exercisable, if applicable. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
In the event of a change in control, with respect to awards granted to an outside director, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.
Our 2007 Plan provides that, in the event of a merger or change in control, as defined under our 2007 Plan, each outstanding award may be assumed or substituted for an equivalent award. In the event that awards are not assumed or substituted for, then the vesting of outstanding awards will be accelerated, and stock options will become exercisable in full prior to such transaction. In addition, if an option is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant that such award will be fully vested and exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period for no consideration, unless otherwise determined by the administrator.
401(k) Plan
We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month following the date they meet the 401(k) plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual Internal Revenue Code limits. All participants’ interests in their deferrals are 100% vested when contributed. We have not made any matching contributions to the 401(k) plan to date.

Fiscal 2019 Summary Compensation Table
The following table presents information regarding the compensation awarded to, earned by and paid to each individual who served as one of our named executive officers during fiscal 2019, fiscal 2018, and fiscal 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jay Chaudhry	2019	23,660	—	5,556,000	—	—	—	5,579,660
Chief Executive Officer	2018	96,500	—	—	—	—	200,809	297,309
	2017	—	—	—	—	—	—	—
Remo Canessa	2019	300,000	—	3,125,250	—	—	—	3,425,250
Chief Financial Officer	2018	300,000	—	—	—	169,359	—	469,359
	2017	146,591	72,313	—	2,161,320	—	—	2,380,224
Amit Sinha(3)	2019	300,000	—	6,945,000	—	—	—	7,245,000
President of Research and Development, Chief Technology Officer	2018	300,000	—	—	—	129,519	1,457	430,976
Majoj Apte(4)	2019	275,000	—	6,250,500	—	—	—	6,525,500
Chief Strategy Officer
Robert Schlossman(5)	2019	275,000	—	3,472,500	—	—	—	3,747,500
Chief Legal Officer
___________________________

(1)
The amounts reported represent the grant date fair value of the awards granted to the named executive officers during fiscal years 2019, 2018 and 2017 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2019.  The awards for fiscal year 2019 are comprised of (i) time-based RSU and (ii) PSU awards. The amounts shown in respect of the PSUs represent the grant date fair value of the first of multiple tranches of the PSU award that was granted in October 2018 based upon the probable outcome of the fiscal 2019 performance condition as of the grant date. The grant date fair value of the PSU awards granted in fiscal years 2019 assuming achievement of the maximum level of performance are: Mr. Chaudhry, $8,334,000; Mr. Canessa $1,562,625; Dr. Sinha $3,472,500; Dr. Apte $3,125,250; and Mr. Schlossman $1,736,250. These amounts do not necessarily correspond to the actual value recognized by our named executive officers. For example, no PSUs were earned for fiscal year 2019.

(2)
The amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2019.  These amounts do not necessarily correspond to the actual value recognized by the named executive officers.

(3)	Dr. Sinha was an executive officer but not a named executive officer for fiscal 2017.

(4)	Dr. Apte was an executive officer but not a named executive officer for fiscal 2017 and 2018.

(5)	Mr. Schlossman was an executive officer but not a named executive officer for fiscal 2017 and 2018.

Fiscal 2019 Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during fiscal 2019.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of shares of Stock or Units (#)	Grant Date Fair Value of Stock and Options Awards ($)(3)
Jay Chaudhry		—	—	—	—	—	—	—	—
	10/05/2018	—	—	—	—	150,000	225,000	—	5,556,000
Remo Canessa		—	150,000	225,000	—	—	—	—	—
	10/05/2018	—	—	—	—	—	—	56,250 (4)	2,083,500
	10/05/2018	—	—	—	—	28,125	42,188	—	1,041,750
Amit Sinha		—	125,000	187,500	—	—	—	—	—
	10/05/2018	—	—	—	—	—	—	125,000 (5)	4,630,000
	10/05/2018	—	—	—	—	62,500	93,750	—	2,315,000
Manoj Apte		—	100,000	150,000	—	—	—	—	—
	10/05/2018	—	—	—	—	—	—	112,500 (6)	4,167,000
	10/05/2018	—	—	—	—	56,250	84,375	—	2,083,500
Robert Schlossman		—	75,000	112,500	—	—	—	—	—
	10/05/2018	—	—	—	—	—	—	62,500 (7)	2,315,000
	10/05/2018	—	—	—	—	31,250	46,875	—	1,157,500
___________________________

(1)
These amounts reflect the fiscal 2019 target cash bonus amounts for each of our named executive officers under our Incentive Compensation Plan. Mr. Chaudhry did not participate in the Incentive Compensation Plan. There are no threshold bonus amounts under the Incentive Compensation Plan. As set forth in the Summary Compensation Table, no bonuses were earned for fiscal 2019. As such, the amounts set forth do not represent actual compensation earned or earnable by the named executive officers for fiscal 2019. For a description of the Incentive Compensation Plan, see “Compensation Discussion and Analysis –Annual Cash Bonuses” above.

(2)
These amounts reflect PSUs for the 2019 fiscal year performance period granted during the 2019 fiscal year to each of our named executive officers under our 2018 Equity Incentive Plan. The PSUs were eligible to be earned based on the achievement of 2019 fiscal year ACV targets established by the compensation committee. There were no threshold amounts for the 2019 fiscal year performance period. The amounts set forth do not represent actual compensation earned or earnable by the named executive officers for fiscal 2019. For a description of the 2019 fiscal year PSU program, see “Compensation Discussion and Analysis –Long-Term Incentive Compensation” above.

(3)
The amounts reported represent the aggregate grant date fair value of the stock awards granted to our named executive officers in fiscal 2019, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in the Annual Report. These amounts do not necessarily correspond to the actual value recognized by our named executive officers.

(4)	The RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

(5)
The RSUs vest as follows: (i) 62,500 RSUs vest in 16 equal quarterly installments beginning on December 15, 2019 and (ii) 62,500 RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

(6)
The RSUs vest as follows: (i) 56,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2019 and (ii) 56,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

(7)
The RSUs vest as follows: (i) 31,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2019 and (ii) 31,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table
The following table provides information regarding outstanding equity awards held by our named executive officers as of July 31, 2019.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units or That Have Not Vested ($)
Jay Chaudhry	10/05/2018	(2)	—	—	—	—	—	—	150,000	12,640,500
	10/05/2018	(3)	—	—	—	—	—	—	150,000	12,640,500
	10/05/2018	(4)	—	—	—	—	—	—	150,000	12,640,500
	10/05/2018	(5)	—	—	—	—	—	—	150,000	12,640,500
Remo Canessa	03/02/2017	(6)	530,000	—	5.82	03/02/2024	—	—	—	—
	10/05/2018	(7)	—	—	—	—	56,250	4,740,188	—	—
	10/05/2018	(8)	—	—	—	—	—	—	28,125	2,370,094
	10/05/2018	(9)	—	—	—	—	—	—	28,125	2,370,094
Amit Sinha	01/29/2013	(10)	101,333	—	1.34	01/29/2020	—	—	—	—
	04/06/2017	(11)	138,891	194,442	5.93	04/06/2024	—	—	—	—
	10/05/2018	(12)	—	—	—	—	125,000	10,533,750	—	—
	10/05/2018	(13)	—	—	—	—	—	—	62,500	5,266,875
	10/05/2018	(14)	—	—	—	—	—	—	62,500	5,266,875
Majoj Apte	04/03/2015	(10)	266,666	—	2.63	04/03/2022	—	—	—	—
	04/06/2017	(11)	97,227	136,106	5.93	04/06/2024	—	—	—	—
	10/05/2018	(15)	—	—	—	—	112,500	9,480,376	—	—
	10/05/2018	(13)	—	—	—	—	—	—	56,250	4,740,188
	10/05/2018	(14)	—	—	—	—	—	—	56,250	4,740,188
Robert Schlossman	01/15/2016	(16)	230,000	—	4.40	01/15/2023	—	—	—	—
	10/05/2018	(17)	—	—	—	—	62,500	5,266,876	—	—
	10/05/2018	(13)	—	—	—	—	—	—	31,250	2,633,438
	10/05/2018	(14)	—	—	—	—	—	—	31,250	2,633,438
___________________________

(1)
This column represents the market value of the shares underlying the RSUs or PSUs, as applicable, as of July 31, 2019, based on the closing price of our common stock, as reported on NASDAQ, of $84.27 per share on July 31, 2019.

(2)
Upon achievement of specified performance metrics, earned PSUs vest on September 15, 2019, or the first quarterly vesting date after achievement has been certified. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%. None of these PSUs were earned in fiscal 2019.

(3)
Upon achievement of specified performance metrics, earned PSUs vest on September 15, 2020, or the first quarterly vesting date after achievement has been certified. Because the performance metrics for this award had not been determined in FY 2019 (and hence, no grant date fair value could be determined), it was not included in the summary compensation table or grants of plan-based awards table above. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%.

(4)
Upon achievement of specified performance metrics, earned PSUs vest on September 15, 2021, or the first quarterly vesting date after achievement has been certified. Because the performance metrics for this award had not been determined in FY 2019 (and hence, no grant date fair value could be determined), it was not included in the summary compensation table or grants of plan-based awards table above. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%.

(5)
Upon achievement of specified performance metrics, earned PSUs vest on September 15, 2022, or the first quarterly vesting date after achievement has been certified. Because the performance metrics for this award had not been determined in FY 2019 (and hence, no grant date fair value could be determined), it was not included in the summary compensation table or grants of plan-based awards table above. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%.

(6)
The option is subject to an early exercise provision and is immediately exercisable. One-fourth of the shares subject to the option vested on February 6, 2018 and 1/48 of the shares vest monthly thereafter.

(7)	The RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

(8)
Upon achievement of specified performance metrics, earned PSUs vest in 16 equal quarterly installments beginning on December 15, 2020. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%.  None of these PSUs were earned in fiscal year 2019.

(9)
Upon achievement of specified performance metrics, earned PSUs vest in 16 equal quarterly installments beginning on December 15, 2020. Because the performance metrics for this award had not been determined in FY 2019 (and hence, no grant date fair value could be determined), it was not included in the summary compensation table or grants of plan-based awards table above. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%.

(10)	Shares subject to the option are fully vested and immediately exercisable.

(11)	One-fourth of the shares subject to the option vested on November 1, 2018 and 1/48 of the shares vest monthly thereafter.

(12)
The RSUs vest as follows: (i) 62,500 RSUs vest in 16 equal quarterly installments beginning on December 15, 2019 and (ii) 62,500 RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

(13)
Upon achievement of specified performance metrics, earned PSUs vest in 16 equal quarterly installments beginning on December 15, 2019. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%. None of these PSUs were earned in fiscal year 2019.

(14)
Upon achievement of specified performance metrics, earned PSUs vest in 16 equal quarterly installments beginning on December 15, 2020. Because the performance metrics for this award had not been determined in FY 2019 (and hence, no grant date fair value could be determined), it was not included in the summary compensation table or grants of plan-based awards table above. Amounts reported are at 100% target level of achievement, with maximum achievement paying out at 150%.

(15)
The RSUs vest as follows: (i) 56,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2019 and (ii) 56,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

(16)	One-fourth of the shares subject to the option vested on January 14, 2017 and 1/48 of the shares vest monthly thereafter.

(17)
The RSUs vest as follows: (i) 31,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2019 and (ii) 31,250 RSUs vest in 16 equal quarterly installments beginning on December 15, 2020.

Fiscal 2019 Option Exercises Table
The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and the related value realized upon exercise during fiscal 2019. No RSUs held by our named executive officers vested in fiscal 2019.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Jay Chaudhry	—	—
Remo Canessa	220,000	13,690,600
Amit Sinha	—	—
Manoj Apte	—	—
Robert Schlossman	200,000	9,199,950
___________________________

(1)
The value realized on exercise is pre-tax and represents the difference between the market price of our company's common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.

Potential Payments upon Termination or Change in Control
The tables below quantify (i) the potential payments to Messrs. Canessa and Schlossman under the terms of the Severance Policy in the event of a qualifying termination of employment that is not in connection with a change in control of the Company and (ii) the potential payments to our named executive officers under the terms of the Severance Policy in the event of a qualifying termination of employment in connection with a change in control of the Company. The amounts shown assume that the change in control and/or termination of employment occurred on July 31, 2019, the last business day of fiscal 2019. The values reflected also assume that the payments and benefits to our named executive officers are not reduced by virtue of the provision in the Severance Policy relating to Sections 280G and 4999 of the Code.
Potential Payments Upon Termination Not in Connection with a Change in Control

		Value of Accelerated Equity Awards
Named Executive Officer	Salary Severance ($)	Restricted Stock Units ($)	Options ($)(1)	Total ($)
Mr. Canessa	150,000	—	9,806,250	9,956,250
Mr. Schlossman	68,750	—	—	68,750
___________________________
(1)These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding options. The aggregate market value is equal to (i) the product obtained by multiplying (x) the number of unvested shares of our common stock subject to vesting of outstanding options as of July 31, 2019, by (y) $84.27 (the closing market price of our common stock on the Nasdaq Global Select Market on July 31, 2019, the last trading day in the fiscal year ended July 31, 2019), minus (ii) the aggregate exercise price for such unvested shares.

Potential Payments Upon Termination in Connection with a Change in Control

			Value of Accelerated Equity Awards
Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Restricted Stock Units ($)(1)	Options ($)(2)	Health Benefit Severance Payments ($)	Total ($)
Mr. Chaudhry	23,660	—	50,562,000	—	36,000	50,621,660
Mr. Canessa	300,000	300,000	9,480,375	31,053,177	36,000	41,169,552
Mr. Sinha	300,000	250,000	21,067,500	15,232,821	36,000	36,886,321
Mr. Apte	275,000	200,000	18,960,750	10,662,936	36,000	30,134,686
Mr. Schlossman	275,000	150,000	10,533,750	4,659,137	36,000	15,653,887
___________________________

(1)
These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards. The aggregate market value is equal to the product obtained by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards as of July 31, 2019, by (ii) $84.27 (the closing market price of our common stock on the Nasdaq Global Select Market on July 31, 2019, the last trading day in the fiscal year ended July 31, 2019). For performance-based restricted stock unit awards, the assumed number of unvested shares is equal to the target number of shares subject to such award, which includes the target number of shares subject to the portions of such awards that had a fiscal 2019 performance period since those portions of the awards were outstanding as of July 31, 2019 (even though those portions of the awards were subsequently forfeited due to the failure to achieve the relevant performance objectives).

(2)
These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding options. The aggregate market value is equal to (i) the product obtained by multiplying (x) the number of unvested shares of our common stock subject to outstanding options as of July 31, 2019, by (y) $84.27 (the closing market price of our common stock on the Nasdaq Global Select Market on July 31, 2019, the last trading day in the fiscal year ended July 31, 2019), minus (ii) the aggregate exercise price for such unvested shares.

Equity Compensation Plan Information
The following table provides information as of July 31, 2019 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights (#)	Weighted Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders
2007 Stock Plan (1)	8,853,237	7.13	—
Fiscal Year 2018 Equity Incentive Plan (2)(3)	5,620,328	41.25	15,012,216
Fiscal Year 2018 Employee Stock Purchase Plan (4)	—	—	2,266,337
Equity compensation plans not approved by security holders	—	—	—
TOTAL	14,473,565	7.16	17,278,553

(1)
As a result of the adoption of the 2018 Plan, we no longer grant awards under the 2007 Plan; however, all outstanding options issued pursuant to the 2007 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2018 Plan.

(2)
Our 2018 Plan provides that the number of shares available for issuance under the 2018 Plan will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 12,700,000 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine.

(3)
Includes all PSUs granted in fiscal 2019 which consists of (i) fiscal 2019 PSUs at the maximum payout (no PSUs were paid out for fiscal 2019 resulting in 696,369 PSUs being forfeited) (ii) fiscal 2020, fiscal 2021, fiscal 2022 at target (100%), as no metrics had been determined as of fiscal 2019 year-end.

(4)
Our Fiscal Year 2018 Employee Stock Purchase Plan (the "ESPP") provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year, in an amount equal to the least of (i) 2,200,000 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the administrator of the ESPP.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Andrew Brown (Chair)
Karen Blasing
Charles Giancarlo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 15, 2019 for:

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 127,939,822 shares of our common stock outstanding as of November 15, 2019. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of November 15, 2019, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zscaler, Inc., 110 Rose Orchard Way, San Jose, California 95134.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Ajay Mangal, as trustee(1)	29,824,532	23.3
FMR, LLC(2)	6,410,165	5.0
Named Executive Officers, Directors and Director Nominee:
Jay Chaudhry(3)	26,802,039	21.0
Remo Canessa(4)	782,554	*
Amit Sinha(5)	1,153,913	*
Manoj Apte(6)	622,146	*
Robert Schlossman(7)	207,419	*
Karen Blasing(8)	242,553	*
Andrew Brown(9)	178,628	*
Scott Darling(10)	67,095	*
Charles Giancarlo(11)	362,928	*
Nehal Raj(12)	1,382	*
David Schneider(13)	2,500	*
All current executive officers and directors as a group (11 persons)(14)	30,420, 657	23.8

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of (i) 21,566,041 shares held of record by The CJCP Trust for which Mr. Mangal serves as trustee and (ii) 8,258,491 shares held of record by The CKS Trust for which Mr. Mangal serves as trustee. The beneficiaries of The CJCP Trust and The CKS Trust are members of Jay Chaudhry’s family. The address for The CJCP Trust and The CKS Trust is c/o The Goldman Sachs Trust Company, 200 Bellevue Parkway, Suite 250, Wilmington, Delaware 19809.

(2)
Based solely on Schedule 13G filed with the SEC on February 13, 2019. Consists of 6,410,165 shares held of record in accounts managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer, and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the Fidelity Funds), advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides in the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Consists of (i) 2,177,994 shares held of record by Mr. Chaudhry, (ii) 24,617,379 shares held of record by Jyoti Chaudhry and (iii) 6,666 shares held of record by P. Jyoti Chaudhry Family Trust dated March 1, 2000 for which Surjit Kaur serves as trustee.

(4)	Consists of (i) 252,554 shares held of record by Mr. Canessa and (ii) 530,000 shares subject to options exercisable within 60 days of November 15, 2019, of which 259,171 are fully vested.

(5)
Consists of (i) 2,664 shares held of record by Dr. Sinha, (ii) 566,702 shares held of record by the Sinha Revocable Trust dated September 24, 2011 for which Dr. Sinha serves as trustee, (iii) 298,749 shares held of record by the ADRR Trust for which Neha Kumar serves as trustee, (iv) 281,892 shares subject to options exercisable within 60 days of November 15, 2019, all of which are fully vested and (v) 3,906 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.

(6)
Consists of (i) 2,573 shares held of record by Dr. Apte, (ii) 36,022 shares of record by the Akshay Kosh Family Trust dated December 18, 2006 for which Dr. Apte and his spouse serve as trustees, (iii) 132 shares held of record directly by Dr. Apte's mother-in-law, (iv) 132 shares held of record directly by Dr. Apte's father-in-law, (v) 138,594 shares held of record directly by the Manoj Apte 2017 GRAT for which Dr. Apte serves as trustee, (vi) 141,784 shares held of record directly by the Lalita Godbole 2017 GRAT for which Dr. Apte's spouse serves as trustee, (vii) 299,394 shares subject to options exercisable within 60 days of November 15, 2019, all of which are fully vested and (viii) 3,515 issuable upon vesting of RSUs within 60 days of November 15, 2019.

(7)
Consists of (i) 30,466 shares held of record by Mr. Schlossman, (ii) 175,000 shares subject to options exercisable within 60 days of November 15, 2019, all of which are fully vested and (iii) 1,953 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.

(8)
Consists of (i) 446 shares held of record by Ms. Blasing, (ii) 55,624 shares held of record by The Blasing Family Revocable Trust U/A dtd 12/22/2005 for which Ms. Blasing serves as trustee and (iii) 185,334 shares subject to options exercisable within 60 days of November 15, 2019, of which 127,002 shares are fully vested and (iv) 1,149 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.

(9)
Consists of (i) 4,633 shares held of record by Mr. Brown, (ii) 42,513 shares held of record by the Andrew W.F. Brown 2017 Grantor Retained Annuity Trust, for which Mr. Brown’s spouse serves as a trustee and (iii) 130,333 shares subject to options exercisable within 60 days of November 15, 2018, of which 125,757 are vested and (iv) 1,149 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.

(10)	Consists of (i) 65,946 shares held of record by Mr. Darling and (ii) 1,149 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.

(11)
Consists of (i) 183,307 shares held of record by Mr. Giancarlo, of which 53,471 may be repurchased by us at the original exercise price as of November 15, 2019, (ii) 125,000 shares are held of record by The Charles H. & Dianne G. Giancarlo Family Trust U/D/T 11/2/98 for which Mr. Giancarlo serves as trustee, (iii) 26,736 shares held of record by The 2012 Marielle Christina Giancarlo Trust UAD 12/26/12 for which Mr. Giancarlo serves as a trustee, (iv) 26,736 shares held of record by The 2012 Gianna Marie Giancarlo Trust UAD 12/26/12 for which Mr. Giancarlo serves as a trustee and (v) 1,149 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.

(12) Consists of (i) 233 shares held of record by Mr. Raj and (ii) 1,149 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.
(13) Consists of (i) 2,250 shares held of record by Mr. Schneider and (ii) 250 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.
(14) Consists of (i) 28,803,585 shares beneficially owned by our current executive officers and directors, of which 53,471 shares may be repurchased by us at the original exercise price as of November 15, 2019, (ii) 1,601,953 shares subject to options exercisable within 60 days of November 15, 2019, and (iii) 15,119 shares issuable upon vesting of RSUs within 60 days of November 15, 2019.

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement dated July 24, 2015 which provides, among other things, that certain holders of our capital stock, including (i) entities affiliated with Mr. Chaudhry, (ii) entities affiliated with Mr. Chaudhry’s wife, Jyoti Chaudhry, who was a member of our board of directors at the time we entered into such investors’ rights agreement, (iii) entities affiliated with Lane Bess, who was a member of our board of directors at the time we entered into such investors’ rights agreement, and (iv) entities affiliated with Kailash Kailash, who was a member of our board of directors at the time we entered into such investors’ rights agreement, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.
Transactions with Stockholders
From time to time, stockholders, including those that may beneficially own more than 5% of our outstanding capital stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis and are subject to review under the Company’s policies and procedures for related person transactions described below. During fiscal year 2019, in the ordinary course of business, we provided FMR, LLC (together with its affiliates, “Fidelity”), a greater than 5% beneficial holder of our capital stock, with certain services and products. The aggregate revenue recognized by us in fiscal year 2019 for such services and products exceeded $120,000. The transaction with Fidelity was entered into on an arm’s-length basis, contains customary terms and conditions and was approved under the Company’s related person transactions policy. In the future, we may provide, in the ordinary course of business, additional services and products to Fidelity.
Other Agreements
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
We have entered into employment agreements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of employment agreements with our named executive officers, see “Executive Compensation—Executive Employment Agreements.”
We have granted stock options to our named executive officers, other executive officers and certain of our directors. See “Executive Compensation—Executive Employment Agreements.”
Other than as described above, since August 1, 2018, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.
We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related-party transaction with us without the consent of our audit committee, subject to the exceptions described below.
In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed $120,000 in any fiscal year, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended July 31, 2019, all Section 16(a) filing requirements were satisfied on a timely basis with the exception that Dr. Sinha did not timely file a Form 4 with respect to one transaction occurring in May 2019, but such Form 4 was subsequently filed.
Fiscal Year 2019 Annual Report and SEC Filings
Our financial statements for our fiscal year ended July 31, 2019 are included in our Annual Report on Form 10-K filed with the SEC on September 18, 2019 (File No. 001-38413). This proxy statement and our Annual Report are posted in the Financial Information section of the Investors webpage at http://ir.zscaler.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Zscaler, Inc., Attention: Investor Relations, 110 Rose Orchard Way, San Jose, California 95134.
Company Website
We maintain a website at www.zscaler.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

PROPOSALS OF STOCKHOLDERS FOR FISCAL 2020 ANNUAL MEETING
Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at Zscaler’s principal executive offices no later than July 30, 2020. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the fiscal 2020 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Secretary of Zscaler at its principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which Zscaler first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws must be received no earlier than September 13, 2020, and no later than October 13, 2020, unless our annual meeting date occurs more than 30 days before or 60 days after January 10, 2021. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the fiscal 2020 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.
To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. Zscaler will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaws and SEC requirements for submitting a proposal or nomination.
Notices of intention to present proposals at the fiscal 2020 annual meeting of stockholders must be addressed to: Secretary, Zscaler, Inc., 110 Rose Orchard Way, San Jose, California 95134. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.
THE BOARD OF DIRECTORS
San Jose, California
November 27, 2019

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZS2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E86111-P29696

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZSCALER, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class II directors to hold office until the 2022 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrew Brown
02) Scott Darling
03) David Schneider

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote "ONE" year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To approve on a non-binding, advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E86112-P29696

ZSCALER, INC.
Annual Meeting of Stockholders
January 10, 2020 at 2:00 p.m., Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jay Chaudhry, Remo Canessa and Robert Schlossman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ZSCALER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on January 10, 2020 at 2:00 p.m., Pacific Time, via live webcast at www.virtualshareholdermeeting.com/ZS2019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side